Exhibit 99

PDSi REPORTS FINANCIAL RESULTS FOR 2003

Fourth Quarter Profits Raise EPS to $0.08 for the Year

COLUMBUS, OH (February 18, 2004) – Pinnacle Data Systems, Inc. (PDSi) (AMEX: PNS) today announced results for the year and quarter ended December 31, 2003.

For the year ended December 31, 2003, sales totaled $22.9 million, up 46% compared with $15.7 million in 2002, reflecting significant growth in product sales. That growth measurably improved the bottom line for the year, resulting in net income for 2003 of $473,000, or $0.08 per diluted share, compared with a net loss of $19,000, or $0.00 per basic or diluted share, for 2002. The 2003 results reflect a turnaround from 2001 when the Company’s annual sales were $22.7 million and a net loss of $690,000 was reported.

For the quarter ended December 31, 2003, sales totaled $7.8 million, up 135% from $3.3 million for the comparable quarter in 2002, as the Company set a new quarterly shipments record that reflects significant year-over-year growth in product sales offsetting what is expected to be a temporary decline in quarterly service sales. However, lower gross margin percentages on the sales mix and increased selling, general and administrative expenses (SG&A) mostly related to incentive compensation plans resulted in net income for the 2003 quarter essentially the same as the comparable 2002 quarter at $96,000, or $0.02 per diluted share.

John D. Bair, Chairman, President and CEO, said “2003 was a notable year for PDSi. We completed a successful transition through a very challenging economic period when many similarly positioned companies did not, we maintained financial stability and we emerged with increasing sales, profitability and plans for additional growth in the future.”

“The strength of our business model and our ability to formulate and execute successful strategies around it were as evident in 2003 as they were in 2002,” Bair said. “In 2002, when capital spending on technology was still depressed and our product sales were at the lowest level since 1998, we were able to increase service sales 66% and achieve a near break-even year. In 2003, as the economy improved, we increased product sales 86% and turned in the second most profitable year in our company’s history. We enter 2004 with more large customers actively ordering products, more direct referrals from Fortune Global 500 stalwarts in the computer industry, more in-house experience selling and closing business through our partnerships, and more award-winning technical capabilities than at any other time in our history. We expect that momentum to result in both product and service sales growth and profitability in 2004.”

2003 Highlights

In 2003, PDSi

•	Grew product sales 86% on the increasing strength of both current and new customer programs,

•	Maintained 2002’s service sales level despite the loss of a major repair program in the first half of the year,

•	Reported profits in all four quarters, extending the string of profitable quarters to six,

•	Obtained NSF-ISR Ltd. Certification to ISO 14001, a desired supplier certification of a number of current and potential customers to prove our commitment to preserving the environment,

•	Was engaged by Agilent Technologies as its North American reseller of Remote Management Diagnostics (RMD) products because of our broad engineering capabilities,

•	Was awarded 2003 Intel Premier Provider status for our distinct level of expertise in Intel technologies and began receiving Intel referrals for product opportunities,

•	Received a 2003 Sun Microsystems Supplier Award for Meritorious Performance based on the repair service levels we provide Sun, raising our status as a preferred supplier for additional Sun programs, and

•	Received the largest single order in the Company’s history for $3 million of controller boards for medical diagnostic equipment, most of which will ship in the first quarter of 2004.

Additional Operating Results

For the year ended December 31, 2003, product sales totaled $15.6 million, up 86% from $8.4 million in 2002. Gross profit margin for product sales in 2003 was 23% compared with 19% in 2002 due to the leverage on relatively fixed costs gained by the additional volume. Gross profit on product sales for 2003 totaled $3.6 million, compared with $1.6 million in 2002.

For the quarter ended December 31, 2003, product sales totaled $6.4 million, up 723% compared with $776,000 for the comparable period in 2002, as capital spending began to rebound in our markets. Gross profit margin increased to 21% in the 2003 quarter from 8% in 2002 as significant leverage on relatively fixed costs was gained with the strong increase in volume. Gross profit on product sales for the 2003 quarter totaled $1.3 million, compared with $59,000 for the same period in 2002.

For the year ended December 31, 2003, service sales totaled $7.3 million, relatively unchanged from 2002. Gross profit margin was 34% for 2003, compared with 41% for 2002 on a more profitable mix of service programs. Gross profit on service sales for 2003 totaled $2.4 million, compared with $3.0 million for the same period in 2002.

For the quarter ended December 31, 2003, service sales totaled $1.4 million, a decrease of 46%, compared to $2.5 million for the same period in 2002. During the second half of 2003, operational changes by the Company’s two largest service customers resulted in temporary increases in repair sales in the third quarter and temporary decreases in repair sales in the fourth quarter. Gross profit margin was 24% in the 2003 quarter, compared to 46% for the 2002 quarter due to a more profitable mix of service programs and higher volume leverage in the 2002 quarter. Gross profit on service sales for the 2003 quarter totaled $325,000, compared to $1.2 million for the same period in 2002.

For the year ended December 31, 2003, SG&A and R&D expenses totaled $5.1 million, compared with $4.5 million in 2002, the overall increase mostly attributable to incentive programs tied to the Company’s growth in sales and return to profitability in 2003.

For the quarter ended December 31, 2003, sales, general and administrative (SG&A) expenses, including research and development (R&D), totaled $1.5 million, compared to $1.0 million in the same period in 2002, the increase mostly attributable to increased operating costs and incentive programs tied to the Company’s growth in product sales and return to profitability in 2003.

Outlook

“We expect sales in both products and services to increase in 2004. With capital spending picking back up, our past marketing and sales efforts, though modest, are paying off. Increased spending in marketing and sales to the growing computer, computer peripheral, medical diagnostic, commercial imaging and telecommunications equipment sectors in 2004 is required to increase the Company’s growth potential for the future. As new technologies emerge from partner companies like Sun Microsystems, Intel Corporation, Agilent Technologies and Advanced Micro Devices (AMD), we see more opportunities to sell the deployment of those technologies in new OEM products. We also see increased opportunities to sell service programs in the technologies they are replacing. So we need the increased market exposure and people to bring those opportunities in the door and turn them into orders,” said Michael Sayre, Executive Vice President and CFO. “Our challenges will include the management of rising SG&A costs in advance of the revenues we expect them to generate and some lower margin percentages we have to endure to get larger programs. Because of the size of the programs we provide, year-over-year quarterly revenue comparisons could vary either up or down, as could earnings. We are focused on year-over-year growth in both sales and earnings.”

a)	Conference Call

b)	PDSi will host a conference call today at 11:00 a.m. EST to discuss 2003 full-year and fourth-quarter results and the company’s strategic direction. The conference call may be accessed by calling (888) 880-1525. The passcode for the conference call is “Pinnacle Data” and the conference identification number is 5222876. Please be prepared to provide both the passcode and the conference identification number to access the call.

c)	About PDSi

PDSi provides products and technical services, encompassing the development and production of embedded (built-in) computer systems and components, and the testing and repair of computer systems, components and peripherals, to Original Equipment Manufacturers (OEMs) in, among others, the computer, computer peripheral, data storage, digital-imaging, medical diagnostic, process-control, and telecommunications equipment industries. PDSi offers a full range of services to increase product speed to market and engineered product life, and to provide service and support to units in the field through comprehensive product lifecycle management programs encompassing depot repair, advanced exchange, contact center support and end-of-life control. For more information, visit the PDSi Website at www.pinnacle.com.

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

BALANCE SHEETS

($ thousands)	December 31, 2003	December 31, 2002
ASSETS
CURRENT ASSETS
Cash	$48	$36
Accounts receivable, net of allowance for doubtful accounts of $20,000 and $15,000 (in dollars), respectively	5,127	2,087
Inventory	2,024	2,750
Prepaid expenses	197	321
Deferred income taxes	428	514

	7,824	5,708

PROPERTY AND EQUIPMENT
Leasehold improvements	227	219
Furniture and fixtures	332	330
Computer equipment and related software	2,264	2,125
Shop equipment	495	463

	3,318	3,137
Less accumulated depreciation and amortization	2,232	1,803

	1,086	1,334

OTHER ASSETS	30	46

	$8,940	$7,088

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

BALANCE SHEETS

($ thousands, except share amounts)	December 31, 2003	December 31, 2002
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$2,487	$2,102
Current portion of long-term debt	—	33
Current portion of capital lease obligation	—	23
Accounts payable	1,902	779
Accrued expenses:
Wages, payroll taxes, and benefits	352	325
Income taxes	7	76
Other	101	105

	4,849	3,443

LONG-TERM LIABILITIES
Deferred income taxes	55	93

	4,904	3,536

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock; no par value; 4,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value; 25,000,000 shares authorized; 5,539,796 and 5,518,870 shares issued and outstanding, respectively	2,172	2,162
Additional paid-in capital	502	501
Retained earnings	1,362	889

	4,036	3,552

	$8,940	$7,088

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Years Ended
($ thousands, except per share and share amounts)	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
	(unaudited)	(unaudited)
SALES
Product sales	$6,390	$776	$15,595	$8,367
Service sales	1,372	2,529	7,289	7,307

	7,762	3,305	22,884	15,674

COST OF SALES
Product sales	5,041	717	12,001	6,757
Service sales	1,047	1,356	4,845	4,308

	6,088	2,073	16,846	11,065

GROSS PROFIT	1,674	1,232	6,038	4,609

OPERATING EXPENSES	1,479	1,042	5,147	4,500

INCOME FROM OPERATIONS	195	190	891	109

OTHER EXPENSE
Interest expense	19	27	85	128

INCOME/(LOSS) BEFORE INCOME TAXES	176	163	806	(19)

INCOME TAX EXPENSE	80	67	333	—

NET INCOME/(LOSS)	$96	$96	$473	$(19)

BASIC INCOME/(LOSS) PER SHARE	$0.02	$0.02	$0.09	$(0.00)

DILUTED INCOME/(LOSS) PER SHARE	$0.02	$0.02	$0.08	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	5,539,333	5,515,120	5,526,978	5,503,984

Diluted	5,987,516	5,726,490	5,834,551	5,503,984

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

STATEMENTS OF CASH FLOWS

Year Ended December 31, 2003 and December 31, 2002

($ thousands)	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss)	$473	$(19)

Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities
Depreciation and amortization	575	542
Provision for doubtful accounts	5	—
Inventory reserves	264	603
Provision for deferred taxes	48	(15)
Gain/(loss) on disposal of property and equipment	2	(8)
(Increase)/decrease in assets:
Accounts receivable	(3,045)	1,179
Inventory	273	(82)
Prepaid expenses and other assets	125	(192)
Refundable income taxes	—	394
Increase/(decrease) in liabilities:
Accounts payable	1,123	105
Accrued expenses and taxes	(46)	12
Unearned revenues	—	(8)

Total adjustments	(676)	2,530

Net cash provided by/(used in) operating activities	(203)	2,511

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(152)	(152)
Proceeds from sale of property and equipment	27	8

Net cash used in investing activities	(125)	(144)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	385	(2,270)
Principal payments on long-term debt	(33)	(133)
Principal payments on capital lease obligation	(23)	(25)
Proceeds from stock options exercised	10	25
Other proceeds from shareholders	1	—

Net cash provided by/(used in) financing activities	340	(2,403)

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

STATEMENTS OF CASH FLOWS (CONTINUED)

Year Ended December 31, 2003 and December 31, 2002

($ thousands)	2003	2002
INCREASE/(DECREASE) IN CASH	12	(36)
CASH - Beginning of year	36	72

CASH - End of year	$48	$36

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$82	$128

Income taxes paid, net of refunds	$355	$—

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS
During 2003, the company capitalized $190,000 (in dollars) of inventory as computer equipment.
During 2002, the company capitalized $265,000 (in dollars) of inventory as computer equipment.

Safe Harbor Statement: Statements in this release which relate to other than strictly historical facts, including statements about the Company’s plans and strategies, as well as management’s expectations about new and existing products and services, technologies and opportunities, market growth, demand for acceptance of new and existing products and services are forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. The Company undertakes no obligations to publicly update or revise such statements. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-KSB and quarterly reports on Form 10-QSB.